Exhibit 32.1

PURSUANT TO 18 U.S.C. 1350

In connection with the accompanying Annual Report of Solution Technology International, Inc. (the “Company”) on Form 10-KSB for the fiscal year ended December 31, 2006 (the “Report”), the undersigned officer of the Company, hereby certifies that to such officer’s knowledge:

(1) The Report fully complies with the requirements of Section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. §78o(d)); and

(2) The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

DATE: April 2, 2007	By:	/s/ Dan L. Jonson
Dan L. Jonson Chief Executive Officer